Exhibit 10.2

May 12, 2011

Mr. Eric K. Yeaman

1177 Bishop Street

Honolulu, HI 96813

Dear Eric:

You and Hawaiian Telcom Holdco, Inc. (the “Company”) signed an Amended and Restated Employment Agreement dated April 5, 2010 (the “Agreement”).  Pursuant to the decision of the Board of Directors of the Company, at its meeting on March 22, 2011, Section 3(b) of the Agreement is hereby amended and restated in its entirety, effective as of this date, as follows:

“(b)                           Annual Performance Bonus.  During the Term, the Executive will participate in an annual performance-based bonus plan (“Executive Bonus Plan”) established by the Compensation Committee at a target level of 100% of the Executive’s Annual Base Salary paid in the applicable year (“Target Level”) and a maximum level as determined each year by the Compensation Committee that is in alignment with the relative maximum levels of the other Executive Bonus Plan participants and commensurate with the Executive’s position.  Such bonus (the “Annual Bonus”) shall be payable at such time as bonuses are paid to other senior executive officers who participate therein.  The actual amount, if any, of such Annual Bonus for each such calendar year shall be determined based upon the Company’s attainment of reasonable performance goals approved by the Board in its sole discretion.  Each such Annual Bonus shall be payable on such date as is determined by the Board after the Board determines that the performance goals have been met; provided that such bonus payment date shall be in the calendar year following the calendar year to which the Annual Bonus relates (but in no event later than March 31 of such following calendar year).  Notwithstanding any other provision of this Section 3(b), no bonus shall be payable pursuant to this Section 3(b) unless the Executive remains continuously employed with the Company through the applicable bonus payment date or his employment has been terminated after the close of the applicable calendar year pursuant to Sections 4(a)(i), (ii), (iv), or (v).”

Except as otherwise amended in this amendment to your Agreement, the Agreement remains in full force and effect.  This amendment may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

Very truly yours,

/s/ Richard A. Jalkut
Richard A. Jalkut
Chairman, Board of Directors

Agreed and Accepted:

/s/ Eric K. Yeaman
Eric K. Yeaman